SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2004

Wells Real Estate Fund XII, L.P.

(Exact Name of Registrant as Specified in Charter)

GEORGIA	0-30287	58-2438242
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

August 6, 2004

Re: Quarterly distribution update for Wells Real Estate Fund XII

Dear Wells Fund XII Investor:

At Wells Real Estate Funds, our goal is to provide our investors with the highest level of service possible. As stewards of your investment, we are providing you with a distribution update on your Wells Limited Partnership investment.

While the portfolio enjoys a relatively high overall occupancy level currently, we do face some near-term leasing issues with two vacant properties. While these leasing challenges may impact operating performance, we are aggressively working with existing and potential tenants in these markets to minimize any negative effects to the extent possible.

The second quarter 2004 operating distributions to the Cash Preferred unit holders were 6.0%, a decline from the first quarter distribution rate of 8.5%. The General Partners anticipate that operating distributions may decline in the near term as the Fund absorbs its pro-rata share of several potential capital needs, including: (i) re-leasing costs for the 20/20 (formerly known as the Sprint Building) and 111 Southchase buildings; and (ii) other capital improvements for the Gartner, Johnson Matthey, Comdata, and 20/20 buildings.

We would like to highlight that, through June 30, 2004, current Cash Preferred unit holders have received cumulative net operating cash flows of approximately $11.8 million, as compared to $29.3 million originally invested, or approximately 40% of the dollars invested since inception.

No operating distributions have been made to investors holding Tax Preferred units or to the General Partners, in line with the partnership agreement.

Form 10-Q for the second quarter 2004 (which includes a complete Fund update) will be available to you online at www.wellsref.com within a few weeks. Ongoing information regarding Fund XII activities also is available to you on the same Web site.

Should you have any questions regarding Fund XII, please don’t hesitate to contact the Wells Investor Services Department at 800-557-4830. For your convenience, the Wells Investor Services Department is available Monday through Thursday from 8:15 a.m. until 7:30 p.m. (ET), and Friday from 8:15 a.m. until 5:30 p.m. (ET). Please take comfort in knowing your calls will always be answered by a live voice at Wells — not an automated system — during our regular support hours at our corporate office in Atlanta, Georgia. You also may contact an Investor Services Specialist via e-mail at investorservices@wellsref.com.

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Our ongoing priority at Wells Real Estate Funds is to provide you with unparalleled customer service, and we thank you for allowing us to serve your financial needs, now and in the future.

Sincerely,

Richard Scott

Vice President

Investor Relations

cc: Financial Consultant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XII, L.P.
(Registrant)

By:	WELLS PARTNERS, L.P.
General Partner

	By:	Wells Capital, Inc.
General Partner

		By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ Leo F. Wells, III
LEO F. WELLS, III
General Partner

Date: August 6, 2004

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